Exhibit 10.19

SUBLEASE

This Sublease (“Sublease”) is made as of January 9, 2013 by and between Fox Interactive Media, Inc., a Delaware corporation (“Sublessor”), and The Rubicon Project, Inc., a Delaware corporation (“Sublessee”).

R E C I T A L S:

A. Sublessor is the tenant under that certain Office Lease dated June 27, 2008 (the “Original Lease”), as amended by that certain First Amendment of Office Lease dated July 1, 2009 (the “First Amendment”) and that certain Second Amendment of Office Lease dated December 15, 2009 (the “Second Amendment,” and together with the Original Lease and the First Amendment, the “Master Lease”), with Horizon PH I Office Holdings, LLC, a Delaware limited liability company, as successor in interest to Lincoln ASB Playa Vista Phase I, LLC, a Delaware corporation (“Landlord”), pursuant to which Sublessor leases from Landlord the “Premises,” as more particularly defined and described in the Master Lease. A true and correct copy of such Master Lease is attached hereto as Exhibit “A” (with certain provisions redacted).

B. Subject to the terms and conditions of the Master Lease, as redacted, Sublessor now wishes to sublease to Sublessee, and Sublessee now wishes to sublease from Sublessor, upon the terms and conditions set forth in this Sublease, a portion of the Premises.

NOW, THEREFORE, the parties hereto agree as follows:

1. Defined Terms. All capitalized, defined terms used in this Sublease that are not otherwise defined herein shall have the meanings given to them in the Master Lease.

2. Sublet Premises. Subject to the consent of Landlord pursuant to Section 27.1 below, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, upon the terms and conditions set forth in this Sublease, that certain portion of the Premises more particularly depicted on Exhibit “B” attached hereto, which the parties agree consists of 46,643 rentable square feet located on the fourth (4th) floor of “Building 1” (as defined in the Original Lease and commonly referred to as 12181 Bluff Creek Drive) (the “Sublet Premises”). Subtenant’s leasehold interest in the Sublet Premises shall include any and all existing improvements in the Sublet Premises, subject to Sublessee’s initial improvements and alteration rights set forth in this Sublease. The parties agree that the Sublet Premises consists of 46,643 rentable square feet in the aggregate shall not be subject to re-measurement. Appurtenant to the Sublet Premises, subject to the terms and conditions of the Master Lease, Sublessee will have the nonexclusive right to use such common areas and facilities as may be reasonably required by Sublessee for the use of and access to the Sublet Premises, including, without limitation, the main building lobby on the first floor of Building 1, the building electrical and telephone room, and overhead cable-runs and riser space as required for electrical and telephone service to the Sublet Premises (the “Appurtenant Rights”).

3. Term: Early Access.

3.1 Term. The term of this Sublease (“Term”) shall commence on the date (the “Commencement Date”) which is the later of (a) June 1, 2013, and (b) the date which is one hundred twenty (120) days after the “Delivery Date”. The “Delivery Date” shall be the date which is the later to occur of (i) the date Landlord consents to this Sublease in writing, (ii) the date Sublessor and Sublessee mutually execute and deliver this Sublease, and (iii) January 1, 2013. The Term shall continue until, and shall expire on, April 30, 2021 (the “Termination Date”), unless sooner terminated pursuant to any provision of this Sublease or the Master Lease or extended pursuant to the terms of this Sublease provided, however, subject to Section 3.2 below, Sublessor agrees to provide Delivery no less than one-hundred twenty (120) days prior to the Commencement Date. Sublessor shall use its commercially reasonable efforts to obtain Landlord’s written consent to this Sublease (which consent shall be in form and substance reasonably acceptable to Sublessee and Sublessor) and a Recognition Agreement (as defined in the Master Lease), however Sublessor’s failure to obtain the same shall not be deemed a breach or default of this Sublease, and Sublessor shall have no liability or obligation to Sublessee for such failure, provided, however, if Sublessor has not obtained such Landlord’s written consent to this Sublease on or before the date which is 30 days after the mutual execution and delivery of this Sublease , Sublessee may terminate this Sublease by written notice to Sublessor on or before the date which is 40 days after the mutual execution and delivery of this Sublease . The Commencement Date shall be confirmed in writing by the parties, on the form of the Commencement Date Notice attached hereto as Exhibit “D”.

3.2 Early Access. From and after the Delivery Date, Sublessee shall have the right to occupy the Sublet Premises, and to utilize the Appurtenant Rights, for performance of the Tenant Improvements and for the Permitted Uses, provided that Sublessee has delivered (a) the first month’s Base Rent pursuant to Section 7.1 of this Sublease, (b) the Letter of Credit, as defined in Section 15 of this Sublease, and (c) insurance certificates confirming that Sublessee has obtained the insurance required to be carried of Sublessee pursuant to Section 14 of this Sublease. Such occupancy shall be subject to all of the terms and conditions of this Sublease and the Master Lease, except that Sublessee’s obligation to pay Base Rent or Direct Expenses shall not commence until the Commencement Date. Notwithstanding anything in this Section 3 which may be construed to the contrary, if Sublessee fails to deliver any of the items required in (a), (b) and (c) hereof, the Delivery Date shall be deemed to be the date the Delivery Date would have occurred pursuant to Section 3.1 above, but for Sublessee’s failure to timely deliver such required items.

3.3 Access to Showers. Subject to the terms of this Sublease and the Master Lease and the reasonable rules and regulations of Landlord and Sublessor, Sublessee shall have the non-exclusive right to use the common area showers on the ground floor of the Building.

4. Early Termination. Sublessee shall have the one-time right to terminate the Sublease with respect to the entire Sublet Premises (and not a portion) (the “Early Termination Option”) as of the end of the thirty-sixth (36th) month of the Term (the “Early Termination Effective Date”) in accordance with the terms and provisions of this Section 4. The Early Termination Option may be exercised, if at all, by written notice (the “Early Termination Notice”) delivered to Sublessor no later than twelve (12) months prior to the Early Termination Effective Date and no earlier than eighteen (18) months prior to the Early Termination Effective Date. Sublessee’s right to terminate the Sublease with respect to the entire Sublet Premises as of the Early Termination Effective Date is contingent upon (a) Sublessee not being in default beyond applicable notice and cure periods of any term or condition of this Sublease as of the delivery of the Early Termination Notice, (b) Sublessee having cured any then existing defaults prior to and as a condition precedent to the Early Termination Effective Date, and (c) Sublessee paying to Sublessor the “Early Termination Fee” (as hereinafter defined) within thirty (30) days after the date Sublessee delivers the Early Termination Notice to Sublessor, and Sublessee’s failure to timely pay such Early Termination Fee conclusively be deemed Sublessee’s irrevocable waiver of its early termination rights pursuant to this Section 4. The “Early Termination Fee” shall be equal to $1,166,075, except that if Sublessee draws down more than $1,000,000 of the “Improvement Allowance” (as defined in the Work Letter) (including, without limitation, any credit against Rent pursuant to Section 2(b) of the Work Letter), then the Early Termination Fee shall be equal to $1,166,075, as increased by One Dollar for each Dollar that Sublessee draws down from the Improvement Allowance in excess of $1,000,000. Tenant’s obligation to pay the Early Termination Fee is in addition to and not in lieu of Tenant’s obligation to pay all Rent due under the Sublease through (and including) the Early Termination Effective Date.

5. Intentionally Omitted.

6. Services. Subject to the terms of the Master Lease, after hours (Mondays – Fridays, after 7:00 p.m. or before 8:00 a.m.; Saturdays, after 1:00 p.m. or before 9:00 a.m., and all day Sundays) HVAC is available for Sublessee’s use upon request in accordance with the request procedures to be established by Sublessor. The current rate for such after hours HVAC is $75.00 per hour. Subject to the terms of the Master Lease, Landlord provides manned security in the main lobby of the Building on a 24/7 basis, and roving guards to patrol the parking garage and surrounding grounds.

7. Monthly Rent/Additional Rent.

7.1 Concurrently with Sublessee’s execution and delivery of this Sublease, Sublessee shall pay to Sublessor an amount equal to the first month’s Base Rent.

7.2 Except as otherwise provided in this Sublease, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter, Sublessee shall pay to Sublessor during the Term without deduction, setoff, prior notice, or demand, monthly rent for the Sublet Premises in accordance with the base rent schedule set forth below (“Base Rent”).

Months of Term	Base Rent (per annum)	Base Rent (per month)	Base Rent (per rentable square foot, per month)
1-12	$1,763,105.40	$146,925.45	$3.15
13-24	$1,819,077.00	$151,589.75	$3.25
25-36	$1,875,048.60	$156,254.05	$3.35
37-48	$1,931,020.20	$160,918.35	$3.45
49-60	$1,986,991.80	$165,582.65	$3.55
61-72	$2,048,560.50	$170,713.38	$3.66
73-84	$2,110,129.30	$175,844.11	$3.77
85-96	$2,171,698.00	$180,974.84	$3.88
97-Termination Date	$2,238,864.00	$186,572.00	$4.00

7.3 Notwithstanding anything in the foregoing to the contrary, the monthly installments of Base Rent specified above for months 2-6, 13, 14, 25-27, 37-39 and 49-52 are hereby waived by Sublessor in full (collectively, “Waived Rent”). This waiver shall not affect Sublessee’s obligation to pay any other “Rent” (as defined in Section 7.8 below) or any other charges payable by Sublessee under the Sublease.

7.4 In addition to the Base Rent, Sublessee shall pay to Sublessor as additional rent (“Additional Rent”): (a) “Sublessee’s Expense Payment,” which shall be equal to “Sublessee’s Share” (as hereinafter defined) of the increase in “Direct Expenses” (as defined in the Master Lease) allocated to Building 1 (the “Building 1 Expenses”) for each “Expense Year” (as hereinafter defined) over the Building 1 Expenses for calendar year 2013 (the “Base Year Costs”); and (b) an administrative charge equal to one percent (1%) of Sublessee’s Share of the Direct Expenses for Building 1 for any calendar year, which administrative charge shall not exceed $8,000 per year (the “Administrative Fee”).

7.4.1 “Sublessee’s Share” shall mean 19.49%, which is the proportion that the rentable square footage of the Sublet Premises bears to 239,274 rentable square feet (the total rentable square footage of Building 1 as set forth in the Master Lease).

7.4.2 “Expense Year” shall mean each calendar year in which any portion of the Term falls, through and including the calendar year in which the Term expires. Notwithstanding anything to the contrary in this Sublease, in no event shall Sublessee be responsible for any costs or expenses related to periods prior to or after the expiration or termination of the Term.

7.4.3 Base Year Costs Relating to Taxes. Notwithstanding the amount of Tax Expenses billed to Sublessor under the Master Lease, for purposes of calculating the Base Year Costs, Tax Expenses shall include all supplemental taxes and tax increases resulting from the initial build-out and occupancy of the Buildings, and any supplemental taxes resulting from any sale of the Buildings which occurs prior to or during the 2013 Base Year. If such Taxes have not yet been so assessed, Base Year Costs shall initially be based upon a reasonable estimate of the amount of such taxes and will be subject to adjustment once such reassessment is completed.

7.4.4 Gross-Up of Direct Expenses by Sublessor. Sublessee acknowledges that Article 4.26 of the Master Lease provides that if the Project is not one hundred percent (100%) occupied, then Landlord may elect to adjust Operating Expenses to reflect 100% occupancy. Whether or not Landlord elects to make such adjustment, Sublessor shall make such reasonable adjustment for purposes of calculating Sublessee’s Expense Payment for each Expense Year that Building 1 is not one hundred percent (100%) occupied, including the Base Year.

Sublessor will use customary and reasonable real estate management principles, consistently applied, in making any such adjustments, and shall provide Sublessee with an explanation of its methodology and reasonable supporting documentation as more particularly described in Section 7.6 below.

7.4.5 In the event Sublessor incurs Direct Expenses in years subsequent to the Base Year associated with or relating to items, categories or subcategories of Direct Expenses which were not part of Direct Expenses during the entire Base Year, but would have reasonably been expected as a necessary cost incurred in similar first class office buildings in the immediate vicinity of the Building during the Base Year, then Base Year Costs shall be adjusted to include the first full year of such Direct Expenses appropriately adjusted downward for any increases in the Consumer Price Index for All Urban Consumers (Los Angeles-Riverside-Orange County, CA) occurring between the Base Year and the first full year such Direct Expenses are incurred, together with an appropriate adjustment to reflect one hundred percent (100%) occupancy. In furtherance of the foregoing, if Sublessor implements a valet parking program pursuant to Section 9.6 below or a visitor parking program pursuant to Section 9.7 below and the Direct Expenses for such programs are not part of Base Year Costs, then the Base Year Costs shall be adjusted to include the costs incurred by Sublessor for such valet and/or visitor program in accordance with the prior sentence.

7.5 Estimated Payments. Upon Sublessor’s receipt of an Estimate Statement (as defined in Section 4.4.2 of the Master Lease) applicable to any period of the Term after calendar year 2013 (the “Base Year”) (it being agreed that Sublessee shall have no obligation to pay Direct Expenses prior to January 1, 2014), Sublessor may require Sublessee to pay, on the first day of each calendar month during the Term commencing January 1, 2014, 1/12th of the estimated Sublessee’s Expense Payment payable by Sublessee with respect to such calendar year.

7.6 Reconciliation of Sublessee’s Expense Payments. After the close of each Expense Year after the Base Year, Sublessor shall issue a statement to Sublessee setting forth the actual Sublessee’s Expense Payment payable by Sublessee with respect to such Expense Year, which statement shall reflect the Building 1 Expenses for such Expense Year, the Base Year Costs and Sublessee’s Share of the excess of such Building 1 Expenses over the Base Year Costs. As part of any such statement setting forth the actual Sublessee’s Expense Payment due and payable by Sublessee, Sublessor shall disclose the methodology used by Sublessor with respect to the calculation of Sublessee’s Expense Payment, and shall provide copies of the applicable Statement (as defined in Section 4.4.1 of the Master Lease) of Direct Expenses within 30 days after it was received by Sublessor from Landlord indicating the date on which Sublessor received such Statement and reasonable documentation regarding the allocation of Direct Expenses to Building 1 and any gross-up adjustments made pursuant to Article 4.2.6 of the Master Lease or pursuant to Section 7.4.4 above. If the estimated Sublessee’s Expense Payments made by Sublessee for the applicable Expense Year are less than the actual Sublessee’s Expense Payment for such Expense Year, Sublessee shall pay such deficiency to Sublessor within 30 days following Sublessee’s receipt of Sublessor’s statement. If the estimated Sublessee’s Expense Payments made by Sublessee for such Expense Year exceed the actual Sublessee’s Expense Payment for such Expense Year, then Sublessee shall be entitled to a credit against Rent next due by Sublessee under this Sublease (or upon the expiration of this Sublease, a refund to Sublessee) for the amount of such overpayment.

7.7 Audit Rights. Sublessee hereby acknowledges that any actual Sublessee’s Expense Payment shall be based entirely on the Direct Expenses set forth in any applicable Statement of Direct Expenses received by Sublessor from Landlord (subject to gross up adjustments, adjustments made by Sublessor to Base Year Costs for Tax Expenses and the Administrative Fee payable to Sublessor, all in accordance with Section 7.4 above, and adjustments made by Sublessor for any valet parking program implemented by Sublessor pursuant to Section 9.6 below). Sublessee acknowledges that Sublessor is not responsible or liable for the accuracy of any such Statement and that Landlord may change or reissue a Statement of Direct Expenses, at Landlord’s election or as a result of an audit performed by Sublessor or another tenant. Sublessee shall have no right to directly audit any Statement or to review Landlord’s books or records. If Sublessor elects to exercise its audit rights under the Master Lease Sublessor will notify Sublessee of the same if such audit involves the Direct Expenses allocated to Building 1. In the event Sublessee wishes an audit to be conducted with respect thereto, Sublessee must notify Sublessor in writing at least sixty (60) days prior to the expiration of Sublessor’s right to dispute a Statement from Landlord as set forth in the Master Lease. If Sublessee timely notifies Sublessor, Sublessor will exercise Sublessor’s rights to review the applicable Statement in accordance with the terms of the Master Lease, using a lease audit firm selected in Sublessor’s reasonable discretion. In such event, Sublessee shall pay all reasonable and actual out-of-pocket costs and expenses related to such audit and resolution of any disputes arising therefrom, and shall also be required to pay Sublessor an administrative fee, not to exceed $6,000, to defray the cost incurred by Sublessor to identify, retain and manage the lease audit firm (provided that if Sublessor’s other subtenants request such audit, then Sublessee shall only be required to pay its share of the cost and expenses of the audit and the administrative fee, which share shall be determined based on the proportion which the square footage of the Sublet Premises bears to the square footage of the premises leased by all of the requesting subtenants, including Sublessee). Sublessor will engage the lease audit firm and Sublessee acknowledges that it shall have no privity with the lease audit firm. Notwithstanding the foregoing, Sublessor and Sublessee will reasonably coordinate and cooperate with each other in the performance of such audit, including, without limitation, Sublessor will solicit and reasonably incorporate Sublessee’s comments and recommendations concerning the audit, Sublessee may discuss the audit directly with the lease audit firm so long as it first notifies Sublessor and Sublessor and Sublessee will coordinate a mutually agreeable time to jointly conduct such discussions with the lease audit firm, Sublessor will provide Sublessee with copies of all reports and other materials produced by the audit firm and otherwise keep Sublessee reasonably informed as to the progress and status of the audit. Notwithstanding the foregoing, however, if the comments or recommendations of Sublessee will impair or adversely affect Sublessor’s rights and privileges under the Master Lease, then Sublessor shall have no obligation to pursue the recommendations and course of action suggested by Sublessee. In addition, Sublessor does not guaranty or otherwise covenant that any savings will result from any such audit or review. If any such audit or review ultimately determines that Sublessee has overpaid the actual Sublessee’s Expense Payments due by Sublessee for the applicable Expense Year, then upon Sublessor’s receipt from Landlord of such overpayment, Sublessor will reimburse Sublessee and any other subtenants who requested the audit, for their respective pro rata shares of the cost of the audit, up to the amount of the overpayment actually received by Sublessor from Landlord. If there are any net overpayment amounts remaining after such reimbursement, then Sublessor will pay to Sublessee and each of the tenants and occupants of the Premises (including Sublessor with respect to any space leased by Sublessor or its affiliates) their respective pro rata shares of the net overpayment funds. Sublessee shall be entitled to a credit against Rent next due by Sublessee under this Sublease (or upon the expiration of this Sublease, a refund to Sublessee) for the amount of Sublessee’s overpayment of the actual Sublessee’s Expense Payment due by Sublessee for the applicable Expense Year. If any such audit or review ultimately determines that Sublessee has underpaid the actual Sublessee’s Expense Payments due by Sublessee for the applicable Expense Year, then Sublessee shall pay such deficiency to Sublessor within 30 days following Sublessee’s receipt of notice of such ultimate determination.

7.8 Sublessee shall pay the Base Rent and the Additional Rent in advance on or before the first day of each calendar month during the Term of this Sublease. All rent payable hereunder shall be paid to Sublessor in lawful money of the United States of America, which shall be legal tender at the time of payment, to Sublessor at the address set forth below. For purposes of this Sublease, the term “Rent” shall include Base Rent, Additional Rent, and all other amounts payable by Sublessee to Sublessor hereunder. Rent for any period during the Term that is for less than one month shall be a prorated portion of said rent, based upon the actual number of days in such month.

8. Acceptance of Sublet Premises. Sublessee shall accept possession of the Sublet Premises in its AS-IS condition and Sublessee agrees that neither Sublessor nor any agent of Sublessor has made any representation or warranty with respect to the Sublet Premises, the Building or the Project with respect to the suitability of either for the conduct of Sublessee’s business, except as expressly provided in Exhibit “C” of this Sublease or elsewhere in this Sublease. Notwithstanding anything in this Section 8 that may be construed to the contrary, in the event there are any base building deficiencies which Landlord is obligated to repair and/or correct pursuant to the Master Lease, then the terms and provisions of Sections 19 and 24 below will apply. Subject to the terms and conditions of this Sublease and the Master Lease (including, without limitation, Section 12 of this Sublease), Sublessee shall be solely responsible, at Sublessee’s sole cost and expense, for running, stringing and maintaining fiber, which exclusively serves the Sublet Premises to the Sublet Premises and Building 1.

9. Parking.

9.1 Beginning on the Commencement Date and continuing during the Term, Sublessee shall have the right to purchase up to 5 parking permits per 1,000 rentable square feet within the Sublet Premises (“Sublessee’s Parking Allotment”), for unreserved (or reserved if converted pursuant to Section 9.3 below) parking, provided that (a) beginning on the Commencement Date and during the first three (3) years of the Term, Sublessee shall be obligated to purchase no less than 2.5 parking permits per 1,000 rentable square feet within the Sublet Premises, for unreserved parking, and (b) commencing as of the first day of the fourth (4th) year of the Term and thereafter during the remainder of the Term, Sublessee shall be obligated to purchase no less than 3 parking permits per 1,000 rentable square feet within the Sublet Premises for unreserved parking. The parking passes purchased (or required to be purchased) by Sublessee shall located as follows: (a) 1 parking permit per 1,000 rentable square feet within the Sublet Premises shall be located underneath Building 1, (b) 2 parking permits per 1,000 rentable square feet within the Sublet Premises shall be located within the “Phase 1 Exclusive Parking Area” (as defined in the Original Lease), and (c) 2 parking permit per 1,000 rentable square feet within the Sublet Premises shall be located within the “Phase 2 Exclusive Parking Area” (as defined in the Original Lease). The parking rates payable by Sublessee for the unreserved parking passes purchased (or required to be purchased) by Sublessee shall be $75 per space per month, which rate shall increase in accordance with prevailing parking rates for the Project, but in no event by more than three percent (3%) per annum.

9.2 So long as Sublessee is not in default under this Sublease, the parking charges for those parking permits purchased pursuant to Sublessee’s Parking Allotment shall be waived for months one through twelve of the Term.

9.3 Subject to availability, Sublessee may elect to purchase additional parking permits (including reserved parking permits), on a month-to-month basis, at the prevailing parking rates charged by Sublessor from time to time. In addition, Sublessee shall have the right to convert up to 25 of the unreserved parking permits purchased by Sublessee to reserved parking permits (the “Maximum Number of Reserved Permits”), which reserved parking spaces shall be in locations reasonably designated by Sublessor (taking into account the other occupancies of the Premises) and the parking rates payable for such reserved parking permits shall be equal to the prevailing parking rates for the Project, from time to time. As of the date of this Lease, the rates charged for the reserved parking permits equal $125 per reserved parking permit per month, which rate shall increase in accordance with prevailing parking rates for the Project, but in no event by more than three percent (3%) per annum.

9.4 Sublessee shall be responsible for the cost of any parking cards or stickers charged by Landlord for Sublessee’s parking permits. In addition, Sublessor reserves the right, in its sole discretion, to implement a tandem parking and/or valet parking program, however, Sublessor agrees that any such tandem parking system will be “valet assisted” and will not be a “tandem buddy parking” system, and that the tandem, valet assisted parking system will be operated in a manner such that Sublessee will continue to have the right to reserved parking spaces purchased by Sublessee. If Sublessor so implements such valet parking program, then the reasonable and actual out-of-pocket costs incurred by Sublessor from time to time for the operation of such valet parking program shall be included in the Direct Expenses charged to Sublessee, in which event the Base Year Costs shall be adjusted pursuant to Section 7.4.5 above if the costs for such valet program are not included in the Base Year Costs.

9.5 During the Term, Landlord or Sublessor may elect to implement a commercially reasonable visitor parking system. In such event, Sublessee will comply with Sublessor’s or Landlord’s, as applicable, reasonable rules and regulations respecting such visitor parking system, and the reasonable and actual out-of-pocket costs incurred by Sublessor or Landlord, as applicable, to operate such visitor parking program shall be included in the Direct Expenses charged to Sublessee, in which event the Base Year Costs shall be adjusted pursuant to Section 7.4.5 above if the costs for such visitor program are not included in the Base Year Costs. As of the date of this Lease, the rates charged for visitor parking is $1/15 minutes; $10 daily maximum, which rate shall increase in accordance with prevailing visitor parking rates for the Project but by not more than three percent (3%) per annum.

10. Tenant Improvements: Improvement Allowance. Sublessee may make certain initial tenant improvements (the “Tenant Improvements”) to prepare the Sublet Premises for Sublessee’s use and occupancy subject to Sublessor’s consent (which shall not be unreasonably withheld, conditioned or delayed) and Landlord’s prior written consent (if required by the terms of the Master Lease), the applicable provisions of this Sublease (including Exhibit “C” attached hereto) and the Master Lease (including Articles 8 and 29.38). Sublessor will provide Sublessee with an improvement allowance (“Improvement Allowance”) equal to $1,924,023.70 (calculated as $41.25 per rentable square feet in the initial Sublet Premises). The Improvement Allowance will be disbursed in accordance with Exhibit “C” attached hereto.

11. Signage. Subject to Landlord’s approval and the other conditions of the Master Lease, Sublessee shall be provided, at Sublessee’s sole cost and expense, with the following signage: (a) one listing of Sublessee’s name or logo in the Building lobby directory, and (b)

Sublessee’s name or logo on a Building-standard door plaque on the suite entry door of the Sublet Premises. Sublessee shall have the right to discuss directly with Landlord whether Sublessee may install its name/logo on an exterior sign monument at the Project (which exterior sign monument has not been, and may not be, constructed). Any agreement between Landlord and Sublessee concerning such exterior signage, including without limitation, the monument signage program itself and the location, design and other elements of Sublessee’s sign panels, shall be subject to Sublessor’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Sublessor will have no obligation to incur any cost or expense in connection with such exterior sign monument or Sublessee’s sign panels, it being agreed that, among other things, it shall be deemed reasonable for Sublessor to withhold its consent pursuant to the prior sentence if any agreement between Landlord and Sublessee concerning exterior signage would result in Sublessor incurring any cost or expense in connection with such exterior sign monument or Sublessee’s sign panel. Except as expressly permitted in this Section 11, Sublessee shall have no right whatsoever to install any signs in, on or about the Sublet Premises, Building 1 or the Project without the prior written consent of Sublessor and Landlord, which may be given or withheld in Sublessor’s or Landlord’s sole discretion.

12. Alterations; Surrender.

12.1 Sublessee may make Alterations to the Sublet Premises, subject to Sublessor’s consent (which shall not be unreasonably withheld, conditioned or delayed) and Landlord’s prior written consent (to the extent required under the Master Lease), and the applicable provisions of the Master Lease and this Sublease. Sublessee shall reimburse Sublessor for Sublessor’s reasonable and actual out-of-pocket costs and expenses incurred in connection with Sublessor’s review of plans and drawings related to any Alterations, in addition to reimbursing Landlord, as required under the Master Lease, for Landlord’s reasonable and actual out-of-pocket costs and expenses incurred in connection with Landlord’s review of plans and drawings for any Alterations. Sublessee’s general contractor and all of its other consultants, subcontractors, laborer’s, materialmen and suppliers shall maintain the insurance required pursuant to the Master Lease. In addition, Sublessee’s general contractor, any subcontractors working on any Building system, and any other subcontractors performing work which costs $10,000 or more, shall be subject to Sublessor’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

12.2 Upon the expiration or earlier termination of this Sublease, Sublessee shall surrender the Sublet Premises to Sublessor in a broom clean “as is” condition and otherwise in the condition required under Section 15 of the Master Lease, provided, however, Sublessee will be required to remove only (a) any “non-standard” office improvements installed by Sublessee which Sublessor notifies Sublessee, in writing at the time Sublessor approves Sublessee’s plans for such alterations, that Sublessor will require Sublessee to remove at the expiration or earlier termination of the Term, (b) any alterations which Sublessee performs without Sublessor’s prior consent, (c) any cabling installed by Sublessee, and (d) any Alterations installed by Sublessee and required to be removed by Landlord in accordance with the terms of the Master Lease.

13. Assignment and Subletting.

13.1 Sublessee shall not have the right to assign this Sublease or further sublease all or any portion of the Sublet Premises or otherwise engage in any Transfer (as defined in

Section 14 of the Master Lease) without the prior written consent of Landlord (which consent shall be given or withheld in accordance with the terms of the Master Lease) and Sublessor (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Sublessee may assign this Sublease or sublease all or a portion of the Sublet Premises to a “Permitted Transferee” (as defined in the Master Lease) pursuant to the terms and conditions of the Master Lease. For example, subject to Landlord’s prior consent and the terms and conditions of the Master Lease, the assignment or subletting of all or a portion of the sublet premises to an entity which is controlled by, controls or is under common control with Sublessee (for purposes hereof, “control” shall be as defined in the Master Lease) or an assignment or sublease to an entity which is the resulting entity of a merger, consolidation, dissolution or other reorganization of Sublessee shall not be deemed an assignment or sublease under the Sublease and shall not require prior approval or consent by Sublessor or the sharing of profits. In addition, subject to Landlord’s prior consent and the terms and conditions of the Master Lease, for purposes of this Sublease, but only so long as the original named Sublessee is the sublessee under this Sublease, a Transfer (as defined in the Master Lease) shall not include a sale, mortgage, hypothecation or pledge of a majority of Sublessee’s unencumbered assets or the sale or transfer of a majority interest in Sublessee’s shares, in all cases as part of one single transaction, provided that in the event of a sale or transfer of a majority interest in Sublessee’s shares, the shareholders existing as of the date of this Sublease shall thereafter retain the remaining interest in Sublessee’s shares.

13.2 If Sublessee assigns this Sublease or subleases all or a portion of the Sublet Premises to a person or entity other than a Permitted Transferee, Sublessee shall pay to Sublessor fifty percent (50%) of any “Transfer Premium,” as hereinafter defined, actually received by Sublessee in connection with such Transfer. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Base Rent and Additional Rent payable by Sublessee under this Sublease during the term of the Transfer (on a per rentable square foot basis if less than all of the Sublet Premises is transferred), after deducting the reasonable and actual out-of-pocket expenses incurred by Sublessee for (i) any free rent provided to the Transferee, (ii) any brokerage commissions in connection with the Transfer, (iii) any improvement allowance paid by Sublessee to the Transferee in connection with the Transfer, (iv) any sublease fees paid to Landlord or Sublessor, and (v) reasonable attorneys’ fees incurred by Sublessee in connection with the Transfer, provided that the total aggregate costs which may be deducted by Sublessee for item (v) in calculating the Transfer Premium for any Transfer shall not exceed $0.25 per square foot of the portion of the Sublet Premises subject to such proposed Transfer.

13.3 If, pursuant to Sublessee’s notice requesting Sublessor’s and Landlord’s consent to any proposed Transfer, Sublessee desires to sublease or assign the entire Sublet Premises, then Sublessor shall have the option to recapture the Sublet Premises pursuant to the terms and provisions of Section 14.4 (except, as provided in Section 19.1 below, the last sentence of Section 14.4 shall have no force and effect as between Sublessor and Sublessee). Notwithstanding anything herein to the contrary, Sublessor shall have no right to recapture the Sublet Premises in connection with Sublessee’s Transfer to a Permitted Transferee.

14. Insurance. Sublessee acknowledges and agrees that Sublessee shall be responsible to maintain and pay for the insurance policies required to be maintained by the “Tenant” under Sections 8.4, 10.3, 10.4, 10.5, and 10.6 of the Master Lease, which are applicable to the Sublet Premises.

15. Letter of Credit.

15.1 As security for Sublessee’s obligations under this Sublease, concurrently upon Sublessee’s execution of this Sublease, Sublessee shall deliver to Sublessor an unconditional, irrevocable, transferable, and negotiable commercial Letter of Credit (the “Letter of Credit”) in the amount of $1,350,000.00 (the “Initial Letter of Credit Amount”), provided that if Sublessee draws down more than $1,100,000 of the Improvement Allowance (including, without limitation, any credit against Rent pursuant to Section 2(b) of the Work Letter), then Sublessee shall be required to increase the amount of the Letter of Credit , which increased Letter of Credit amount shall be equal to $1,350,000, as increased by One Dollar for each Dollar that Sublessee draws down from the Improvement Allowance in excess of $1,100,000 (as so increased, the “Increased Letter of Credit Amount”). For purposes of this Sublease, the term “Letter of Credit Amount” shall mean either the Initial Letter of Credit Amount (if the Sublessee does not draw down more than $1,100,000 of the Improvement Allowance), or the Increased Letter of Credit Amount (if Sublessee draws down more than $1,100,000 of the Improvement Allowance), as applicable. The Letter of Credit shall be issued in the applicable Letter of Credit Amount by a United States commercial bank which is reasonably acceptable to Sublessor with at least a AA- rating as published by Standard and Poor’s Corporation or at least a Aa3 rating as published by Moody’s and which has an office in Los Angeles, California at which draws can be made under the Letter of Credit, naming Sublessor (or its successor as Sublessor) as beneficiary and in form and substance acceptable to Sublessor in its sole discretion. Upon issuance of the Letter of Credit, a copy of it shall be attached to this Sublease. Sublessor reserves the right to periodically review the financial condition of the issuing bank for any Letter of Credit and any renewal or replacement Letter of Credit and if Sublessor determines that the issuing bank no longer satisfies the criteria set forth above, Sublessor may require a replacement Letter of Credit, in the applicable Letter of Credit Amount, and in form and substance and from a United States bank acceptable to Sublessor which satisfies the criteria set forth above. Sublessor may draw upon the Letter of Credit at any time Sublessee is in default under this Lease. The Letter of Credit shall have a term of at least 12 months, and it shall by its terms be renewed automatically each year by the bank, unless the bank gives written notice to the beneficiary, at least 60 days prior to the expiration date of the then existing Letter of Credit, that the bank elects that it not be renewed. If Sublessee fails to provide a replacement Letter of Credit because the issuing bank no longer satisfies the criteria set forth above or if the Letter of Credit is ever not renewed and has less than 30 days remaining in its term, Sublessor may draw on it and will then hold the proceeds as a security deposit in accordance with the terms of Section 15.2 of this Sublease. The Letter of Credit shall be transferable and the proceeds assignable. Sublessee shall reimburse Sublessor for all transfer fees incurred. If the financial institution which issued the initial Letter of Credit is ever declared insolvent or closed by the FDIC or other applicable governmental authority or is closed for any other reason (other than periodic branch closures which occur in the normal course of business), then Sublessee shall, within 30 days after notice from Sublessor, provide a substitute Letter of Credit in the applicable Letter of Credit Amount to Sublessor from another financial institution acceptable to Sublessor in its sole discretion and which otherwise complies with the terms of this section. Sublessee agrees and acknowledges that Sublessee has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Sublessee becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Sublessee, any trustee, nor Sublessee’s bankruptcy estate shall have any right to restrict or limit Sublessor’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code. Any cure periods for a default by Sublessee under this Sublease shall not be applicable to a default by Sublessee of the terms of this section.

15.1.1 The applicable Letter of Credit Amount may be reduced from time to time subject to the terms and provisions of this Section 15.1.1. Commencing as of the first (1st) day of the thirteenth (13th) month of the Term, and every 12 months thereafter during the Term, provided that Sublessee is not then in monetary default or material non-monetary default under this Sublease, the then applicable Letter of Credit Amount shall be reduced by an amount equal to 18.5% of the initial Initial Letter Credit Amount (if Sublessee does not draw down more than $1,100,000 of the Improvement Allowance) or an amount equal to 18.5% of the initial Increased Letter of Credit Amount (if Sublessee draws down more than $1,100,000 of the Improvement Allowance), provided that in no event shall the applicable Letter of Credit Amount be less than $600,000, and provided further that the reduction amount will not be modified as the Letter of Credit Amount decreases in accordance with the burn-off procedures described in this Section 15.1.1 (except only as may be necessary to prevent the Letter of Credit Amount from being less than $600,000). Exhibit F sets forth an illustration of the reductions described in this Section 15.1.1. Notwithstanding the foregoing, in no event shall the Letter of Credit Amount decrease during any period in which Sublessee is in monetary or material non-monetary default under this Sublease, provided that any scheduled decrease shall take place retroactively after such default is cured, provided that no such decrease shall thereafter take effect in the event the Sublease is terminated early due to such default by Sublessee.

15.2 Any amounts drawn by Sublessor under the Letter of Credit and held by Sublessor as security deposit pursuant to express terms of this Sublease (the “Security Deposit”) shall be held by Sublessor as security for the faithful performance by Sublessee of all of the terms, covenants, and conditions of this Sublease, it being expressly understood and agreed that the deposit is neither an advance Rent deposit nor a measure of Sublessor’s damages in case of Sublessee’s default. The Security Deposit may be retained, used or applied by Sublessor to remedy any default by Sublessee which continues beyond the applicable notice and cure provisions of this Sublease, and to repair damage caused by Sublessee to any part of the Project and otherwise return the Sublet Premises to the condition required by this Sublease upon the expiration or earlier termination of the Sublease, as well as to reimburse Sublessor for any amount which Sublessor may spend by reason of Sublessee’s default or to compensate Sublessor for any other loss or damage which Sublessor may suffer by reason of Sublessee’s default (whether such losses or damages accrue before or after summary proceedings or other reentry by Sublessor). If any portion of said deposit is so used or applied, Sublessee shall, within ten (10) days after written demand therefor, deposit cash with Sublessor in an amount sufficient to restore said deposit to the full amount required hereunder, and Sublessee’s failure to do so shall be a material breach of this Sublease. Sublessor shall not be required to keep the Security Deposit separate from its general funds, and Sublessee shall not be entitled to interest on such deposit. Sublessee may not elect to use any portion of said Security Deposit as a Rental payment although Sublessor may elect to do so in the event Sublessee is in default hereunder or is insolvent. If Sublessee shall fully and faithfully perform every provision of this Sublease to be performed by it, the Security Deposit or any balance thereof shall be returned to Sublessee at Sublessee’s last known address, or, at Sublessor’s option, to the last assignee of Sublessee’s interest hereunder, within thirty (30) days after the Sublease term has ended and the Sublet Premises have been vacated by Sublessee in the manner required by this Sublease. Sublessor’s use or application of all or any portion of the Security Deposit shall not preclude or impair any other rights or remedies provided for under this Sublease or under applicable Law and shall not be construed as a payment of liquidated damages.

16. Use; CC&R’s. The Sublet Premises shall be used solely for the use set forth in the Master Lease. In addition, Sublessee shall comply with, and the Sublease is subject and subordinate to, the “CC&R’s,” any “Future CC&R’s” and the “Governing Documents” (all as defined in the Master Lease).

17. Casualty. Sublessee’s consent shall not be required prior to (i) the waiver by Sublessor of Landlord’s obligation under the Master Lease to rebuild or restore the Premises upon the occurrence of a Casualty during the Term and (ii) any election by Sublessor to terminate or continue the Master Lease pursuant to the terms thereof. Sublessee shall have the option to terminate the Sublease following damage or destruction to the Sublet Premises, the parking facilities or access to the Sublet Premises or parking facilities if the estimated period of time for Landlord’s repairs will exceed two hundred forty (240) days from the date of Casualty, such right to be exercised within thirty (30) days of receipt of notice by Sublessee of such estimated period of restoration. If neither Landlord nor Sublessor elect to terminate the Master Lease as a result of such casualty, and Sublessee does not elect to terminate this Sublease pursuant to the terms of this Section 17, then Sublessor shall use commercially reasonable efforts to cause Landlord to complete Landlord’s restoration obligations under the Master Lease with respect to the Base Building and the Common Areas. Sublessor shall have no obligation to perform any restoration work concerning the Sublet Premises, and Sublessee shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements, any subsequent alterations installed by Sublessee and the original tenant improvements existing in the Sublet Premises as of the delivery of the Sublet Premises to Sublessee (exclusive of the Base Building, which includes, to Sublessor’s actual knowledge as of the date hereof, the items described in Exhibit “E” attached hereto, and which Landlord is required to restore pursuant to the Master Lease). If the Premises are to be rebuilt or restored following a casualty, Sublessee shall only be entitled to an abatement of Rent to the extent Sublessor actually receives an abatement of Rent pursuant to the Master Lease. The amount of such abatement payable to the Sublessee shall be in the same proportion which the square footage of the affected portion of the Sublet Premises bears to the square footage of the affected portion of the total Premises (including the Sublet Premises) for which Sublessor receives the abatement under the Master Lease. If Sublessee is required to restore any portion of the Sublet Premises as a result of a casualty, Sublessee’s general contractor, any subcontractors working on any Building system, and any subcontractors performing work which costs $10,000 or more shall be subject to Sublessor’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, Sublessee’s general contractor and all of its other consultants, subcontractors, laborer’s, materialmen and suppliers shall maintain the insurance required under the Master Lease. Sublessee hereby waives the provisions of Section 1932(2) and Section 1933(4) of the California Civil Code, or any other statute or law that may be in effect at the time of a casualty under which a lease is automatically terminated or a lessee is given the right to terminate a lease due to a casualty.

18. Condemnation.

18.1 Total Taking. In the event of a taking of all or a material part of the Premises, Project Buildings or Project, and as a result, the Master Lease is terminated, this Sublease shall terminate as of the date of such taking. Sublessee shall pay to Sublessor any Base Rent and Additional Rent due Sublessor under this Sublease, prorated as of the date of such taking, and Sublessor shall refund any Base Rent or Additional Rent prepaid by Sublessee for periods after the date of such taking. In addition, to the extent Sublessor would be allowed to retain any such amounts under the terms of the Master Lease, Sublessor shall pay to Sublessee any portion of an award actually received by Sublessor that is attributable to Sublessee’s trade fixtures and the unamortized cost of tenant improvements installed by Sublessee, if any.

18.2 Partial Taking. In the event of a taking of less than a material part of the Sublet Premises, this Sublease shall continue in full force and effect as to the portion of the Sublet Premises which has not been taken, and the Base Rent shall be adjusted based on the proportion that the square footage of the portion of the Sublet Premises which was taken bears to the square footage of the entire Sublet Premises, provided, however, if (i) more than 20% of the rentable area of the Sublet Premises is taken, (ii) access to and/or use of the Sublet Premises is substantially impaired as a result of a taking, or (iii) more than 20% of Sublessee’s parking privileges are taken and Sublessor does not provide alternative parking privileges within a reasonable walking distance of the Sublet Premises, in each case for a period in excess of one hundred eighty (180) days, Sublessee shall have the option to terminate this Sublease effective as of the date possession is required to be surrendered to the authority.

19. Master Lease.

19.1 The Master Lease, except to the extent clearly inapplicable to this transaction or inconsistent with the terms of this Sublease, is incorporated herein by this reference as if set out in full, except that the following provisions are specifically excluded from this Sublease (collectively, the “Excluded Provisions”): (a) the following provisions of the Original Lease: Articles 2.2 (Premises), 3 (Lease Term), 4 (Base Rent), 5 (Tenant’s Share), 7 (Security Deposit), 8 (Address of Tenant), 9 (Address of Landlord), 10 (Broker), 11 (Guarantor), 12 (Tenant Improvement Allowance) and 13 (Relocation Allowance) of the Summary of Basic Lease Information; Articles 1.1.1, 1.1.2.1, clause (i) of Section 1.1.3, (it being agreed that remainder of Article 1.1.3 shall constitute an Incorporated Provision), 1.2, 1.3, 1.4, 1.5, 2, 3,4.1, the 2 paragraphs immediately following clause (vv) of Article 4.2.6, 4.2.8, 4,2.9, 4.2.10, 4.4, 4.6, the 2nd sentence of Article 6.1.2, the last sentence of Article 6.1.8, 6.1.9 (except for the 1st, 2nd and 3rd sentences of Article 6.1.9, which shall constitute Incorporated Provisions), 6.3, 7.2, the 4th sentence of Article 8.3, the second sentence of Article 10.1.2, the second sentence of Article 10.3.5, 10.7, 11, 13, 14.3, the last sentence of Article 14.4, 14.9, 14.10, 18, 19.5.2, 21, 22, 23, 28, 29.6, 29.20, 29.24, 29.26, 29.32, 29.35, 29.37 (except for the 1st sentence of Article 29.37, which shall constitute an Incorporated Provision), 29.38(b), 29.39, 29.41, 29.42 (except as otherwise provided in this Sublease), Exhibits A, B, C, C-1, F, H-1, H-2, H-3, J, K, L, N, O-1, O-2, P, R, (b) the following provisions of the First Amendment: Sections 2-5 (inclusive), Exhibits A-l and A-2, and (c) the following provisions of the Second Amendment: Sections 2-15 (inclusive), Exhibits T and U. The foregoing list may not be an all-inclusive or exhaustive list of excluded provisions, and to the extent that any provisions of the Master Lease not included in the foregoing list are by their own terms inconsistent with or contrary to the provisions of this Sublease, such provisions shall be deemed to constitute Excluded Provisions. All of the terms and conditions of the Master Lease which do not constitute Excluded Provisions shall be referred to in this Sublease as “Incorporated Provisions.” Sublessee’s rights pursuant to this Sublease are subject and subordinate at all times to the Master Lease (as the same may be modified, amended, replaced or supplemented) and to all of the covenants and agreements of the

Master Lease, provided, however, that Sublessor shall not consent to any termination, cancellation, modification, amendment, replacement or supplement to the Master Lease which would materially affect the rights or obligations of Sublessee under the Sublease. Sublessee agrees that all rights and privileges granted hereunder are subject to the limitations imposed on Sublessor by the Master Lease and that, except as expressly provided herein, Sublessor is not granting any rights or privileges to Sublessee that are not expressly granted to Sublessor under the Master Lease. Notwithstanding anything herein which may be construed to the contrary: (a) with respect to work, services, repairs, restoration, provision of insurance or the performance of any other obligation of Landlord under the Master Lease, except as otherwise provided herein, the sole obligation of Sublessor shall be to, upon request from Sublessee, use commercially reasonable efforts, at Sublessee’s sole cost and expense (subject to Section 24 below), to obtain the same from Landlord as and when requested to do so by Sublessee, and to use Sublessor’s reasonable good faith efforts, at Sublessee’s sole cost and expense (subject to Section 24 below), to obtain the Landlord’s performance (including (if available), exercising Sublessor’s rights under Section 7.2 of the Original Lease); (b) Sublessor shall have no liability to Sublessee with respect to (i) representations and warranties made by Landlord under the Master Lease, (ii) any indemnification obligations of Landlord under the Master Lease, or other obligations or liabilities of Landlord under the Master Lease with respect to compliance with laws, condition of the Premises or Hazardous Materials, and (iii) obligations of Landlord under the Master Lease to repair, maintain, restore, or insure all or any portion of the Premises or the Project, regardless of whether the incorporation of one or more provisions of the Master Lease might otherwise operate to make Sublessor liable therefor; (c) with respect to any obligation of Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Master Lease, Sublessee shall have three (3) fewer days to perform the obligation, including, without limitation, curing any defaults (provided, however, that if any cure period provides for three (3) days or less to perform, Sublessee shall have two (2) days to perform); (d) with respect to any consent required of both Landlord and Sublessor under this Sublease, Sublessor shall have three (3) additional days to grant or deny any such consent after Sublessor obtains Landlord’s response to such request for consent; and (e) in the event Sublessor obtains a rent abatement from Landlord pursuant to Section 19.5.2 of the Master Lease as a result of an “Abatement Event” (as defined in Section 19.5.2 of the Master Lease) which affects or is otherwise applicable to the Sublet Premises, then Sublessee shall be entitled to Sublessee’s pro rata share of such rent abatement based on the proportion which the square footage of the affected portion of the Sublet Premises bears to the square footage of the affected portion of the Sublet Premises plus the square footage of the remainder of the Premises covered by such rent abatement. Further, any right, option or privilege existing in the Master Lease in favor of Sublessor to renew or extend the term thereof, or to take or expand into additional space in the Building or the Project are hereby by this reference deemed to constitute Excluded Provisions and are of no force and effect as to Sublessee, and create no rights or privileges to, for or on behalf of Sublessee. It is also hereby acknowledged and agreed that Sublessor shall have no obligation or duty to, for or on behalf of Sublessee to exercise any rights or options to renew or take additional space notwithstanding that the same may be set forth in the Master Lease.

19.2 Sublessee agrees to perform all obligations and covenants, and agrees to be bound by all restrictions which are set forth in the Incorporated Provisions of the Master Lease with respect to the Sublet Premises in the same manner as such obligations, covenants and restrictions are binding upon Sublessor, as tenant under the Master Lease, except as specifically modified by this Sublease.

19.3 Notwithstanding anything to the contrary contained in this Sublease, Sublessee and Sublessor, each shall not do or knowingly permit anything to be done by its employees, agents, contractors or invitees which would constitute a violation or breach of any of the terms, conditions or provisions of the Master Lease or which would cause the Master Lease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved by or vested in Landlord. Each party shall indemnify, defend and hold the other party harmless from and against any and all losses, claims, liabilities, damages, costs or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising from each party’s failure to perform or observe any of the terms and conditions of the Master Lease as they relate to the Sublet Premises or the Building. The obligations and indemnity in this Section shall survive the expiration or sooner termination of this Sublease.

19.4 All rights of “Landlord” under the Master Lease shall constitute rights of Sublessor hereunder except as specifically modified by this Sublease.

19.5 Sublessor agrees to furnish Sublessee with copies of all notices and other communications which Sublessor receives from Landlord and relate to the Sublet Premises within two (2) business days after Sublessor’s receipt thereof.

19.6 In all instances where the consent or approval of the Landlord is required pursuant to the Master Lease and the consent or approval of Sublessor is also required hereunder, Sublessor’s withholding of approval shall in all events be deemed reasonable if for any reason Landlord’s approval is not obtained. Sublessor agrees to promptly send to Landlord copies of Sublessee’s written request for any consents required. Notwithstanding the foregoing however, in any case in which Landlord’s consent is required under the Master Lease and such consent is obtained, it will be reasonable for Sublessor to withhold its consent if giving Sublessor’s consent would materially and adversely affect Sublessor’s interest in, or rights and privileges concerning, the Premises or the Master Lease. Unless otherwise specified, whenever Sublessor’s consent is required herein, Sublessor shall respond to such request for consent within the time period set forth in this Sublease or if no time period is set forth, then within ten (10) business days after such request, but in all events subject to Section 19.1(d) above. If Sublessor fails to respond within the stated time period or such ten (10) business day period, as applicable, but subject to Section 19.1(d) above, Sublessee may deliver a written reminder notice to Sublessor, and if Sublessor fails to respond within five (5) business days after Sublessor’s receipt of such reminder notice, then Sublessor’s failure to respond shall be deemed Sublessor’s consent thereto.

19.7 For purposes of the Incorporated Provisions, except as limited herein or where the context otherwise requires, the word “Tenant,” as used in the Master Lease, shall mean “Sublessee,” the word “Landlord” shall mean “Sublessor,” the word “Premises” shall mean “Sublet Premises,” the word “Leased Project Building” shall mean Building 1 (except where such reference is clearly inapplicable), the word “Lease” shall mean “Sublease,” the word “Lease Term” shall mean “Term” as defined in this Sublease, and the word “Base Rent” shall mean “Base Rent” as defined in this Sublease; provided, however, that the word “Landlord” in the following provisions shall continue to mean Landlord, and not Sublessor: the following provisions of the Original Lease: Sections 1.1.3, 4.2, 4.3, 5.3, 5.5, 6.1, the first sentence of Article 6.2, 7.1 (except that the references to “Landlord” in the 4th, 6th and 8th sentences of Article 7.1 shall refer to both Landlord and Sublessor), 10.2, 24, 29.7, the first three sentences of 29.13, 29.29. In addition, the word “Landlord” in the following provisions of the Master Lease shall refer to both Landlord and Sublessor: (a) the following provisions of the Master Lease: Sections 4.5, 5.1, 6.2 (except that the reference to “Landlord” in the 1st sentence of Article 6.2 shall refer to Landlord only), 8 (except that the reference to “Landlord” in the 1st sentence of Article 8.5 shall refer to Sublessor only), 9, 10.6, 14, 27, 29.15, 29.30.

19.8 This Sublease shall immediately terminate if the Master Lease is terminated for any reason. The consent of the Sublessee shall be required for any modification of the Master Lease if such modification materially and adversely affects the rights or obligations of Sublessee under this Sublease or would alter any economic term of this Sublease.

19.9 (A) In any case where “Tenant” is to indemnify, release or waive claims against “Landlord” under the Incorporated Provisions of the Master Lease, such indemnity, release or waiver shall be deemed to run from Sublessee to both Landlord and Sublessor with respect to the Sublet Premises. In any case where “Tenant” is to execute and deliver certain documents or notices to “Landlord” under the Incorporated Provisions of the Master Lease, such obligation shall be deemed to run from Sublessee to both Landlord and Sublessor with respect to the Sublet Premises. Sublessee covenants and agrees to indemnify, defend and hold harmless Sublessor and its members, managers, agents, officers, directors, employees, and contractors harmless against and from any and all injuries, costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, and demands of any kind or nature (including but not limited to reasonable attorneys’ fees and disbursements), which Sublessor may incur or pay out by reason of (a) any losses, damages or injuries to persons or property occurring in, on or about the Sublet Premises, (b) any breach or default by Sublessee in the performance of Sublessee’s obligations under this Sublease (including under the Master Lease as incorporated herein), (c) any work done in, on, about, or to the Sublet Premises (unless the same shall have been caused as a result of any work done in or to the Premises by Sublessor), or (d) any negligence or willful misconduct on the part of Sublessee and/or its officers, directors, representatives, employees, agents, customers and/or invitees, or any person claiming through or under Sublessee. Sublessee’s liability hereunder shall survive any expiration or termination of this Sublease. Sublessor covenants and agrees to indemnify, defend and hold harmless Sublessee and its members, managers, agents, officers, directors, employees, and contractors harmless against and from any and all injuries, costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, and demands of any kind or nature (including, but not limited to, reasonable attorneys’ fees and disbursements), which Sublessee may incur or pay out by reason of (a) any breach or default by Sublessor in the performance of Sublessor’s obligations under this Sublease (including under the Master Lease as incorporated herein), (b) any work done in, on, about, or to the Premises by Sublessor, or (c) any negligence or willful misconduct on the part of Sublessor and/or its officers, directors, representatives, employees, agents, customers and/or invitees, or any person claiming through or under Sublessor. Sublessor’s liability hereunder shall survive any expiration or termination of this Sublease.

(B) In addition, in the event Sublessor, at Sublessee’s request, files suit or engages in any other dispute resolution process in order to seek enforcement of any Landlord indemnification of Sublessor or other obligation of Landlord pursuant to the Master Lease, then Sublessee shall promptly pay Sublessor, upon demand, for any and all costs and expenses (including, reasonable attorneys’ fees and costs) incurred by Sublessor in connection with such lawsuit or other dispute resolution process (except that if Sublessor’s other subtenants request such lawsuit or other dispute resolution process, then Sublessee shall only be required to pay its share of the cost and expenses of such lawsuit or other dispute resolution process, which share shall be determined based on the proportion which the square footage of the Sublet Premises bears to the square footage of the premises leased by all of the requesting subtenants, including Sublessee). Sublessor will engage counsel to represent Sublessor in connection with such enforcement action and Sublessee acknowledges that it shall have no privity with Sublessor’s counsel. Notwithstanding the foregoing, Sublessor and Sublessee will reasonably coordinate and cooperate with each other in accordance with such enforcement action, including, without limitation, Sublessor will solicit and reasonably incorporate Sublessee’s comments and recommendations in connection with such lawsuit or other enforcement action, Sublessee may discuss the enforcement action directly with Sublessor’s counsel so long as Sublessor’s representatives are also present during such discussions, Sublessor will provide Sublessee with copies of all filings and other materials concerning such lawsuit or dispute resolution process and otherwise keep Sublessee reasonably informed as to the progress and status of the lawsuit or dispute resolution process. Notwithstanding the foregoing, however, if the comments or recommendations of Sublessee will impair or adversely affect Sublessor’s rights and privileges under the Master Lease, then Sublessor shall have no obligation to pursue the recommendations or course of action suggested by Sublessee. In addition, Sublessor does not guaranty or otherwise covenant that any particular conduct or outcome will result from such enforcement action. In the event Sublessor receives any monetary recovery from Landlord as a result of such lawsuit or other dispute resolution process, Sublessor will first promptly reimburse Sublessee for the costs and expenses paid by Sublessee in connection with such lawsuit or other dispute resolution process up the amount actually recovered by Sublessor from Landlord (it being agreed that Sublessor shall have no obligation to Sublessee if the amount of such recovery does not fully reimburse Sublessee for its costs and expenses). If there are any recovery funds remaining after Sublessor reimburses Sublessee for the costs and expenses paid by Sublessee, then Sublessor shall pay to Sublessee “Sublessee’s Enforcement Share” of the remaining recovery. For purposes hereof, “Sublessee’s Enforcement Share” shall mean (a) if such lawsuit or other dispute resolution process solely relates to the Sublet Premises or solely benefits Sublessee, Sublessee’s Enforcement Share shall equal 100%, or (b) if such enforcement action relates to the Sublet Premises and other portions of the Premises or benefits Sublessee and Sublessor (or Sublessor’s other subtenants), Sublessee’s Enforcement Share shall be equal to the proportion which the square footage of the Sublet Premises bears to the total square footage of the Premises (including the Sublet Premises) to which such enforcement action relates.

(C) In the event Sublessor seeks enforcement of any Landlord indemnification of Sublessor or other obligation of Landlord pursuant to the Master Lease, and the relief sought by Sublessor is not at Sublessee’s request, then Sublessee shall not be responsible for the cost thereof, and Sublessor shall have no obligation to reasonably coordinate with Sublessee concerning such enforcement action, including, without limitation, Sublessor will not be required to solicit and consider Sublessee’s comments and recommendations concerning such enforcement action, Sublessee shall have no right to discuss the enforcement action directly with Sublessor’s counsel and Sublessor shall have no obligation to provide Sublessee with copies of any filings and other materials concerning such enforcement action or otherwise keep Sublessee reasonably informed as to the progress and status of the enforcement action. Sublessor does not guaranty or otherwise covenant that any particular conduct or outcome will result from such enforcement action. In the event Sublessor receives any monetary recovery from Landlord as a result of such lawsuit or other dispute resolution process, Sublessor will first reimburse itself for any and all costs and expenses incurred by Sublessor in connection with such lawsuit or other dispute resolution process. If there are any recovery funds remaining after Sublessor reimburses itself for such costs and expenses, then Sublessor shall pay to Sublessee Sublessee’s Enforcement Share of the remaining recovery.

20. Sublessor’s Representations and Warranties.

20.1 Sublessor represents and warrants to Sublessee that as of the date of this Sublease:

20.1.1 The Master Lease attached to this Sublease as Exhibit “A” constitutes the entire agreement between Landlord and Sublessor regarding the Sublet Premises, and there are no written or oral amendments or modifications thereto;

20.1.2 Sublessor has not assigned, transferred or encumbered any of its rights under the Master Lease with respect to the Sublet Premises to any third parties;

20.1.3 The Master Lease is in full force and effect;

20.1.4 To Sublessor’s actual knowledge, Sublessor has not defaulted in any of its obligations under the Master Lease and to Sublessor’s knowledge, Landlord is not in default of any of its obligations under the Master Lease; and

20.1.5 Each of the persons executing this Sublease on behalf of Sublessor warrant and represent that they have full power and authority to execute this Sublease and to bind Sublessor, and upon their execution, this Sublease shall constitute a valid and binding obligation upon Sublessor.

21. Sublessee’s Representations and Warranties. Sublessee represents and warrants to Sublessor that each of the persons executing this Sublease on behalf of Sublessee has full power and authority to execute this Sublease and to bind Sublessee, and upon their execution, this Sublease shall constitute a valid and binding obligation upon Sublessee.

22. Defaults.

22.1 Defaults by Sublessor Under Master Lease. In the event of default by Sublessor under the Master Lease beyond any applicable notice and grace period, the terms and provisions of Landlord’s written consent to this Sublease shall govern with respect to Landlord’s right to either terminate this Sublease or require Sublessee to attorn to Landlord.

22.2 Defaults by Sublessee. If Sublessee shall at any time during the Term fail to perform any of the obligations, conditions or covenants of Sublessee under this Sublease (including under the Master Lease as incorporated herein), Sublessor shall give Sublessee written notice of default to the extent such notice is required under the terms of this Sublease or of the Master Lease which are incorporated herein by reference. If such default shall not be cured within the cure period, if any, with respect to such default as set forth in this Sublease or the Master Lease and incorporated herein, (a) Sublessor shall have all rights and remedies available at law, in equity or available to Landlord under the Master Lease against Sublessor if Sublessor had committed such breach under the Master Lease, and (b) Sublessor shall have the right, but not the obligation, to immediately perform any such obligation, condition or covenant in order to protect Sublessor’s leasehold interest. In the event Sublessor suffers any reasonable and actual out-of-pocket cost or expense as a result of such performance, Sublessee shall reimburse Sublessor within thirty (30) days following Sublessee’s receipt of notice for all such cost or expense, together with interest at the rate of ten percent (10%) per annum from the date of Sublessee’s receipt of such notice to the date of reimbursement by Sublessee.

22.3 Cooperation. The parties agree to act in good faith with respect to all matters arising under this Sublease.

23. Subordination. This Sublease shall be subject and subordinate to all present and, subject to Sublessor’s receipt of a subordination, non-disturbance and attornment agreement pursuant to Article 18 of the Master Lease, future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Sublease be superior thereto.

24. Liability of Sublessor. Sublessor and Sublessee acknowledge and agree that to the extent any provision of the Master Lease that is incorporated herein requires Sublessor to perform any obligation which is also owed by Landlord to Sublessor under the Master Lease, performance by Landlord of such obligation shall constitute performance by Sublessor; provided, however, Sublessor shall not have any liability for Landlord’s failure to perform any such obligation under the Master Lease. The parties contemplate that Landlord will perform its obligations under the Master Lease. In the event of any default or failure in such performance by Landlord, then, Sublessor shall notify Landlord of Landlord’s non-performance under the Master Lease and use commercially reasonable efforts to obtain Landlord’s performance of Landlord’s obligations under the Master Lease, except that Sublessor shall have no obligation to file suit against Landlord or engage in any other formal dispute resolution proceeding unless Sublessee requests the same. If Sublessee so requests, then the terms of Section 19.9(B) shall apply, and Sublessee shall indemnify, defend and hold harmless Sublessor from and against any and all Claims incurred by Sublessor, including without limitation, reasonable attorneys’ fees and costs, arising out of or relating to such lawsuit or dispute resolution process to the extent related to the Sublet Premises (except to the extent caused by Sublessor or its agents’, employees’, contractors’ or representatives) or Sublessee’s (or its agents’, employees’, contractors’ or representatives’) negligence or willful misconduct. If Sublessee does not request such suit or other formal dispute resolution proceeding then the terms of Section 19.9(C) shall apply. If such default constitutes an “Abatement Event” (as defined in Section 19.5.2 of the Master Lease), Sublessee shall be entitled to Sublessee’s pro rata share of such rent abatement which is applicable to the Sublet Premises in accordance with Section 19.1(e) above. If, despite Sublessor’s commercially reasonable efforts to obtain Landlord’s performance of Landlord’s obligations under the Master Lease (which efforts shall be consistent with the requirements of Section 19.1 herein), Landlord fails to cure its default or breach under the Master Lease within one hundred eighty (180) days after Sublessor first receives notice of such failure from Sublessee (or such longer period as is afforded Landlord under the Master Lease to cure such default or breach), and such failure materially impairs Sublessee’s use and occupancy of the Sublet Premises such that Sublessee is unable to (and does not) operate from the Sublet Premises, then Sublessee shall have the right to terminate this Sublease upon not less than thirty (30) days’ prior written notice delivered to Sublessor, provided that if such default or breach of Landlord is cured prior to the termination date stated in Sublessee’s termination notice, then such termination shall be null and void and this Sublease shall continue in full force and effect.

25. Notices. Any and all notices, approvals or demands required or permitted under this Sublease shall be in writing and shall be served either personally or via reputable overnight courier or by United States certified mail, postage prepaid, return receipt requested, in compliance with the requirements of the Master Lease and addressed to the parties at the following addresses:

If to Sublessor:	Fox Interactive Media, Inc.
c/o Twentieth Century Fox Film Corporation
10301 W. Pico Boulevard, Suite 126
Los Angeles, CA 90064
Attention: Markley Lumpkins

with a required copy to:	Friedman & Associates, Inc.
9665 Wilshire Blvd., Ste. 810
Beverly Hills, California, 90212
Attention: Andrew Friedman, Esq.

If to Sublessee:	Rubicon Project, Inc.
12181 Bluff Creek Drive, Suite 400
Los Angeles, CA 90094
Attention: Victoria von Szeliski

26. Brokers. Sublessor and Sublessee warrant to each other that each has had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease other than Cushman & Wakefield (“Sublessor’s Broker”) and Cresa Los Angeles (“Sublessee’s Broker”). Sublessor shall pay Sublessor’s Broker, who shall then be obligated to pay Sublessee’s Broker, all pursuant to a separate written agreement (collectively, the “Commission”). Notwithstanding the foregoing to the contrary, Sublessor shall have no obligation to pay the Commission if (i) the Landlord does not consent to this Sublease, (ii) this Sublease is terminated by Sublessee prior to the Commencement Date, or (iii) this Sublease is terminated by Sublessor prior to the Commencement Date due to a default by Sublessee. Sublessor and Sublessee each hereby agree to indemnify, defend and hold the other harmless from and against any losses, causes of action, liabilities, damages, claims, demands, costs and expenses (including reasonable attorneys’ fees and costs) incurred, or to be incurred, by reason of any other brokerage fee, commission or finder’s fee alleged to be payable because of an act, omission or statement of the indemnifying party.

27. Consent of Landlord.

27.1 Consent of Landlord. This Sublease shall not be effective until Landlord consents in writing to this Sublease.

27.2 Effect of Sublease and Landlord’s Consent. Notwithstanding this Sublease and any consent of Landlord to this Sublease:

(1) Such consent to this Sublease will not release Sublessor of its obligations or alter the primary liability of Sublessor to pay the rent and perform and comply with all of the obligations of Sublessor to be performed under the Master Lease.

(2) The acceptance of rent or any other sums by Landlord from Sublessee and/or anyone else liable under the Master Lease shall not be deemed a waiver by Landlord of any provisions of the Master Lease.

(3) Landlord’s consent to this Sublease shall not constitute a consent to any subsequent subletting or assignment.

28. Attorneys’ Fees. In the event of the bringing of any action or suit by any party or parties hereto against another party or parties hereunder alleging a breach of any of the covenants, conditions, agreements or provisions of this Sublease, the prevailing party or parties shall recover all costs and expenses of suit, including actual, reasonable and documented attorneys’ fees and fees of expert witnesses.

29. Entire Agreement. This Sublease contains the entire understanding between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, statements, understandings, terms, conditions, negotiations, representations and warranties, whether oral or written, made by any of the parties concerning the matters covered by this Sublease. Without limiting the generality of the preceding sentence, each party acknowledges and agrees that no promise, inducement, agreement, representation or warranty of any kind which is not expressly set forth in this Sublease has been made to induce such party to enter into this Sublease.

30. Modifications. This Sublease may be modified only by a written agreement signed by Sublessor and Sublessee.

31. Counterparts. This Sublease may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

32. No Recordation. Neither Sublessor nor Sublessee shall record this Sublease or a memorandum thereof.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

SUBLESSOR:

FOX INTERACTIVE MEDIA, INC., a Delaware corporation

By:	/s/ DAVID MILLER
Printed Name:	DAVID MILLER
Its:	VP & TREASURER

SUBLESSEE:

THE RUBICON PROJECT, INC., a Delaware corporation

By:	/s/ Frank Addante
Printed Name:	Frank Addante
Its:	CEO

By:	/s/ VICTORIA VON SZELISKI
Printed Name:	VICTORIA VON SZELISKI
its:	GENERAL COUNSEL

S-1

SUBLEASE

MASTER LEASE

EXHIBIT “A”

See attached.

A-1

SUBLEASE

SUBLET PREMISES

EXHIBIT “B”

To be attached.

B-1

B-2

SUBLEASE

TENANT IMPROVEMENTS—WORK LETTER AGREEMENT

EXHIBIT “C”

This Work Letter Agreement (“Work Letter Agreement”) shall set forth the terms and conditions relating to the construction of the Sublet Premises. All references in this Work Letter Agreement to “the Sublease” shall mean the relevant portions of the Sublease to which this Work Letter Agreement is attached as Exhibit “C”.

1. Tenant Improvements. The plans (“Plans”) for the Tenant Improvements will be prepared by OKB as architect who is hereby approved by Sublessor (“Architect”). The Architect will be employed and paid by Sublessee pursuant to a written contract between Sublessee and such Architect. The Plans shall be produced on CAD. Sublessee shall be obligated to cause the Plans to comply in all material respects with all applicable laws, ordinances, directives, rules, regulations, and other requirements imposed by any and all governmental authorities having or asserting jurisdiction over the Premises. Sublessor shall review the Plans and either approve or reasonably disapprove or reasonably condition its approval of them, in writing, within five (5) business days after Sublessor’s receipt of the same (or five (5) business days after receipt of Landlord’s approval or disapproval of the Plans if required under the Master Lease). Should Sublessor reasonably disapprove or reasonably condition its approval of them, Sublessor shall specify in reasonable detail any corrective measures required to obtain Sublessor’s approval. Sublessee shall make any necessary modifications and resubmit the Plans to Sublessor for approval or reasonable disapproval or reasonable conditioning of its approval following receipt of Sublessor’s reasonable disapproval or reasonable conditioning of its approval of them. The approval by Sublessor of the Plans shall not: (a) imply Sublessor’s approval of the quality of design or fitness of any material or device used; (b) imply that the Plans are in compliance with any codes or other requirements of governmental authority; or (c) impose any liability on Sublessor to Sublessee or any third party. Once the Plans have been approved by Sublessor, and if required, by Landlord, Sublessee shall not make any material modifications to the Plans without Sublessor’s and Landlord’s prior written approval, which approval will not be unreasonably withheld, conditioned or delayed. Sublessor will not charge Sublessee a supervision or construction management fee in connection with the Tenant Improvements, provided, however, Sublessee shall be solely responsible for any supervision or construction management fee or other charge payable to Landlord under the Master Lease in connection with the Tenant Improvements. In addition, notwithstanding the foregoing, if the Architect is not OKB, Sublessee shall reimburse Sublessor for Sublessor’s reasonable and actual out-of-pocket costs and expenses incurred in connection with Sublessor’s review of plans and drawings related to the Tenant Improvements, in addition to reimbursing Landlord, as required under the Master Lease, for Landlord’s reasonable and actual out-of-pocket costs and expenses incurred in connection with Landlord’s review of plans and drawings for the Tenant Improvements as provided in the Master Lease. The Tenant Improvements shall be constructed by a contractor selected by Sublessee who is approved in writing by Sublessor (not to be unreasonably withheld, conditioned, or delayed), and Landlord (“General Contractor”). In addition, Sublessee’s other consultants, subcontractors, laborer’s, materialmen and suppliers shall be subject to Landlord’s (to the extent required by the Master Lease) and Sublessor’s prior written approval (if such subcontractor would work on any Building system or if the cost of such subcontractor’s work equals or exceeds $10,000), which approval shall not be unreasonably withheld, conditioned or delayed, provided that (i) Sublessee shall engage MDC Engineers (Jacob

Chan) to perform all mechanical, engineering and plumbing engineering work, whose fees will be competitive with other comparable qualified MEP engineers, and (ii) Sublessee shall engage Morrow-Meadows Corporation (Melvin Lara) to perform all cabling work. Sublessee’s General Contractor and all other subcontractors, laborers, materialmen and suppliers shall comply with the Master Lease, including Section 29.38 and any insurance requirements set forth therein. A copy of the General Contractor’s work schedule and all building or other governmental permits required for the Tenant Improvements shall be delivered to Sublessor before commencement of the Tenant Improvements. Sublessor shall cooperate as reasonably necessary so that Sublessee’s General Contractor may cause the Tenant Improvements to be completed promptly and with due diligence. The Tenant Improvements shall be performed in conformance with the approved Plans and shall be done in a good and workmanlike manner. All work shall be done in compliance with all other applicable provisions of the Master Lease (and only after obtaining all necessary Landlord approvals, as required by the Master Lease) and with all applicable laws, ordinances, directives, rules, regulations, and other requirements of any governmental authorities having or asserting jurisdiction over the Sublet Premises. Before the commencement of any work by Sublessee, Sublessee shall furnish to Sublessor and Landlord certificates evidencing the existence of builder’s risk, commercial general liability, and workers’ compensation insurance complying with the requirements of the Master Lease. Any damage to any part of the Building that occurs as a result of the Tenant Improvements shall be promptly repaired by Sublessee.

Sublessee shall also ensure compliance with the following requirements concerning construction:

(a)	Sublessee and all construction personnel shall abide by Landlord’s job site rules and regulations and cooperate with Sublessor’s and Landlord’s construction representatives in coordinating all construction activities in the Building, including reasonable rules and regulations concerning working hours, parking, use of the construction elevator and restrictions on the hours during which noisy or disruptive work may be performed.

(b)	Sublessee shall, upon request, deliver to Sublessor and Landlord all forms of approval provided by the appropriate local governmental authorities to certify that the Tenant Improvements have been completed and the Sublet Premises are ready for occupancy, including a final, unconditional certificate of occupancy. Sublessee shall also be obligated to obtain and deliver to Sublessor a certificate of substantial completion executed by the architect who prepared the Plans.

During construction, Sublessee shall allow Sublessor and Landlord reasonable access at reasonable times to the Sublet Premises for inspection purposes.

2. Tenant Improvement Allowance. Sublessee shall be entitled to a one-time tenant improvement allowance (the “Improvement Allowance”) in the amount of Forty-One and 25/100 Dollars ($41.25) per rentable square foot of the Sublet Premises (i.e., $1,924,023.70 based on 46,643 rentable square feet of the Sublet Premises) for all of the hard and/or soft costs relating to the initial design and construction of Sublessee’s initial improvements for the Sublet Premises (the “Tenant Improvements”), including, without limitation, space plans, design fees, the cost of architectural, electrical and mechanical working drawings, engineering fees, architect’s fees, contractor and construction management fees, voice/data infrastructure and furniture, fixtures and equipment, as well as actual, documented and reasonable moving costs. Any unused amount of the Improvement Allowance may be credited against rent, spread evenly throughout the initial Term, as further described in Subsection (b) below. In no event shall Sublessor be obligated to make disbursements pursuant to this Work Letter Agreement in a total amount that exceeds the Improvement Allowance.

(a) Sublessee shall be entitled to the Improvement Allowance in accordance with the terms of this Exhibit “C” and the Sublease. If Sublessee is in default under this Sublease, Sublessor may, in addition to all of its other available rights and remedies, withhold, until such default is cured, payment of the Improvement Allowance, provided, however, if such default is not cured, any amounts to which Sublessor may be entitled shall be calculated on the basis of the Sublessee receiving credit for any amount of the Improvement Allowance not paid.

The Improvement Allowance will be paid in one installment in accordance with the following:

(I). Once the Tenant Improvements are substantially completed, Sublessee may deliver to Sublessor: (i) a request for reimbursement, in a commercially reasonable form, for sums incurred or previously expended by Sublessee (but not to exceed one hundred percent (100%) of the Improvement Allowance), (ii) properly executed unconditional mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all subcontractors, laborers, materialmen and suppliers for labor rendered and materials delivered to the Sublet Premises, (iii) Sublessee’s General Contractor’s certificate, in a form reasonably acceptable to Sublessor, certifying that the construction of the Tenant Improvements has been substantially completed, (iv)a certificate of occupancy or other governmental sign off or approval permitting the legal occupancy of the Sublet Premises, and (v) a copy of a recorded, valid Notice of Completion. Within thirty (30) days after Sublessor’s receipt of any request for payment which satisfies the requirements described above, Sublessor will deliver a check to Sublessee for the Improvement Allowance. Payment of such amounts to Sublessee shall not be deemed Sublessor’s approval or acceptance of the work furnished or materials supplied as set forth in Sublessee’s payment request. In the event Sublessor identifies any material non-compliance of any portion of the Tenant Improvements with the Plans or Applicable Law, Sublessor may provide Sublessee with a detailed statement identifying such non-compliance, and if the same is so materially non-compliant, Sublessee shall cause such work to be corrected.

If Corporate Contractors, Incorporated serves as the general contractor for the Tenant Improvements, the Improvement Allowance will be paid in two installments in accordance with the following:

(I). Once the Tenant Improvements are 50% completed, Sublessee may deliver to Sublessor: (i) a request for reimbursement, in a commercially reasonable form, for sums incurred or previously expended by Sublessee (but not to exceed fifty hundred percent (50%) of the Improvement Allowance), (ii) properly executed unconditional mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all subcontractors, laborers, materialmen and suppliers for labor rendered and materials delivered to the Sublet Premises and included in Sublessee’s statement, (iii) Sublessee’s General Contractor’s certificate, in a form reasonably acceptable to Sublessor, certifying that the construction of the Tenant Improvements has been 50% completed. Within thirty (30) days after Sublessor’s receipt of any request for payment which satisfies the requirements described above, Sublessor will deliver a check to Sublessee for the amount requested. Payment of such amounts to Sublessee shall not be deemed Sublessor’s approval or acceptance of the work furnished or materials supplied as set forth in Sublessee’s payment request.

(II). Once the Tenant Improvements are substantially completed, Sublessee may deliver to Sublessor: (i) a request for reimbursement, in a commercially reasonable form, for sums incurred or previously expended by Sublessee (but, together with all such previously reimbursed sums, not to exceed one hundred percent (100%) of the Improvement Allowance), (ii) properly executed unconditional mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all subcontractors, laborers, materialmen and suppliers for labor rendered and materials delivered to the Sublet Premises, (iii) Sublessee’s General Contractor’s certificate, in a form reasonably acceptable to Sublessor, certifying that the construction of the Tenant Improvements has been substantially completed, (iv) a certificate of occupancy or other governmental sign off or approval permitting the legal occupancy of the Sublet Premises, and (v) a copy of a recorded, valid Notice of Completion. Within thirty (30) days after Sublessor’s receipt of any request for payment which satisfies the requirements described above, Sublessor will deliver a check to Sublessee for the Improvement Allowance. Payment of such amounts to Sublessee shall not be deemed Sublessor’s approval or acceptance of the work furnished or materials supplied as set forth in Sublessee’s payment request. In the event Sublessor identifies any material non-compliance of any portion of the Tenant Improvements with the Plans or Applicable Law, Sublessor may provide Sublessee with a detailed statement identifying such non-compliance, and if the same is so materially non-compliant, Sublessee shall cause such work to be corrected.

(b) Sublessee shall be solely responsible for the payment of all costs associated with the Tenant Improvements that exceed the Improvement Allowance. If Sublessee is in default under this Lease, Sublessor may, in addition to all of its other available rights and remedies, withhold, until such default is cured, payment of the Improvement Allowance. Any portion of the Improvement Allowance which is not disbursed to Sublessee prior to the commencement of the 12th month of the Term may, upon Sublessee’s written request to Sublessor delivered no later than the commencement of the 13th month of the Term, be credited against the Rent next coming due under this Sublease on a monthly basis, it being agreed that the monthly credit which will be applied against the Rent next coming due shall be an amount so requested by Sublessee but which shall in no event exceed the amount which is equal to the total undisbursed balance of the Improvement Allowance, divided by the number of months remaining in the initial Term.

(c) If Sublessor fails to timely fulfill its obligation to fund any installment of the Improvement Allowance, Sublessee shall be entitled to deliver notice (the “Payment Notice”) thereof to Sublessor. If Sublessor still fails to fulfill such obligation within ten (10) business days after Sublessor’s receipt of the Payment Notice from Sublessee and if Sublessor fails to deliver notice to Sublessee within such ten (10) business day period explaining Sublessor’s good faith reasons that the amounts described in Sublessee’s Payment Notice are not due and payable by Sublessor (“Refusal Notice”), Sublessee shall be entitled to offset the amount set forth in the subject Payment

Notice, plus interest thereon from and after the date such Improvement Allowance was due and payable at the Interest Rate (as defined in Article 25 of the Master Lease), against Sublessee’s next obligations to pay Rent. However, if Sublessor has delivered a written default notice to Sublessee which remains uncured at the time that such offset would otherwise be applicable, Sublessee shall not be entitled to such offset until such default is cured. If Sublessor delivers a Refusal Notice, and if Sublessor and Sublessee are not able to agree on the amounts to be so paid by Sublessor, if any, within ten (10) business days after Sublessee’s receipt of a Refusal Notice, Sublessee may submit such dispute to arbitration in accordance with Section 29.36 of the Master Lease. If Sublessee prevails in any such arbitration, and Sublessor does not pay Sublessee when and as required under the arbitration award, Sublessee shall be entitled to apply such award, plus interest thereon from and after the date such Improvement Allowance was due and payable pursuant to the arbitration award at the Interest Rate (as defined in Article 25 of the Master Lease), as a credit against Sublessee’s obligations to pay Rent. The terms and conditions of Section 29.36 of the Master Lease shall also apply to any determination under this Section 2(c).

3. Space Planning. Sublessor shall, at Sublessor’s sole cost and expense, cause Sublessor’s space planner, OKB Architects, to meet with Sublessee for the purpose of preparing one (1) test fit and two (2) revisions.

4. Sublessee’s Representative. Sublessee has designated Victoria von Szeliski and Mark Torres, as its sole representatives with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Sublessor, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement, provided that any one of Sublessee’s representatives acting alone shall be sufficient to bind Sublessee.

5. Sublessor’s Representative. Sublessor has designated Markley Lumpkins as its sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Sublessee, shall have full authority and responsibility to act on behalf of Sublessor as required in this Work Letter Agreement.

SUBLEASE

COMMENCEMENT DATE ACKNOWLEDGMENT

EXHIBIT “D”

This Commencement Date Acknowledgement is made this      day of             , 200     by and between Fox Interactive Media, Inc., as sublessor (“Sublessor”) and                                          (“Sublessee”) with reference to that certain Sublease (the “Sublease”), dated                      covering premises located at                     , California (“Sublet Premises”). All capitalized terms herein shall have the meaning given such term in the Sublease.

Sublessor and Sublessee desire to confirm the Commencement Date and the expiration date of the Term under the Sublease. In consideration of the mutual covenants herein contained, Sublessor and Sublessee agree as follows:

1. The Commencement Date is                      and the initial Term shall expire on                     .

2. The Sublease is in full force and effect and is hereby ratified and confirmed.

Sublessor and Sublessee have executed this Commencement Date Acknowledgment as of the date first written above.

“SUBLESSOR”

Fox Interactive Media, Inc.,
a Delaware corporation

, 200	By:
Name:
Title:

“SUBLESSEE”

,
a

, 200	By:
Name:
Title:

, 200	By:
Name:
Title:

D-1

SUBLEASE

ITEMS INCLUDED IN BASE BUILDING (SUBLEASE ¶17)

EXHIBIT “E”

BASE BUILDING: To Sublessor’s actual knowledge as of the date hereof, the Landlord has constructed, at its sole cost and expense, a building core and shell as part of the Base Building Work in accordance with the Master Lease, which includes the following items:

1.	Men’s and women’s toilet rooms that comply with all current local building codes including, but not limited to Title 24 accessibility standards, ADA compliance, with running hot and cold water with finishes that are new and existing.

2.	Drinking fountain at the Core.

3.	Electrical/telephone closets with five and one half (5.5) watts demand load per square foot of rentable area of normal power in the floor electrical closet (excluding lighting and air-conditioning load).

4.	208/120 volt panels for normal power and 480/277 volt power panels with capacity for one and one half (1.5) watts per rentable square foot for lighting connected to Building transformers serving Subtenant’s floor and the electrical runs from the transformers to power panels.

5.	Access and pathways in accordance with the plans that attached to the master lease. Subtenant at its sole cost and expense shall provide its own telephone and telecommunications conduit for cabling and wiring (up to four 4” dedicated conduit risers) with drag lines and all necessary pull boxes from the main terminal boxes in the basement of the Building (i.e., point of entry) to the terminal box on Sublessee’s floor.

6.	Mechanical equipment room with a ducted mechanical exhaust system, including fans, main loop around the floor, return air and exhaust system for standard office use.

7.	Smooth, flat and level concrete floors in an AS-IS condition.

8.	Landlord shall improve the common area and elevator lobby on Sublessor’s multi tenant floor.

9.	All HVAC main duct loop work in good operating condition.

10.	Condenser water on the floor(s) of occupancy to provide capacity for up to 5 tons of 24-hour cooling capacity including fresh air per floor for Sublessee’s computer room as well as special use.

11.	Base building air conditioning for cooling up to seven (7) watts per square foot of electrical connected load and up to 1 person per 350 square feet occupancy load.

12.	Sprinklers: Permanent protection consisting of mains, laterals and uprights, installed according to Building code.

E-1

13.	Fire protection alarm and communication system installed according to current Building code in the Sublet Premises and common areas.

14.	Any life safety or life support systems in the common areas as may be required by current Building code (including the connection of such systems to the Building’s main system, if applicable).

15.	Any other mechanical, electrical and/or life safety Core and Shell improvements, which are dictated by current code and/or regulatory requirements, including but not, limited to ADA.

16.	Adequate supply of cold water to a single point on each floor for standard office use.

E-2

SUBLEASE

ILLUSTRATION OF LETTER OF CREDIT REDUCTIONS

EXHIBIT “F”

1. If Sublessee does not draw down more than $1,100,000 of the Improvement Allowance, the Letter of Credit Amount shall be equal to the Initial Letter Credit Amount of $1,350,000. In such event, the reductions in the Initial Letter of Credit Amount shall be calculated in accordance with Section 15.1.1 as follows:

Reduction Date (reduction effective as of the 1st day of the month indicated)	Letter of Credit Amount (prior to reduction)	Amount of Reduction	New Letter of Credit Amount (after giving effect to reduction)
13th month	$1,350,000.00	$250,000.00	$1,100,000.00
25th month	$1,100,000.00	$250,000.00	$850,000.00
37th month	$850,000.00	$250,000.00	$600,000.00	*

*	Letter of Credit Amount cannot be less than $600,000.

2. If Sublessee draws down more than $1,100,000 of the Improvement Allowance, the Letter of Credit Amount shall be equal to $1,350,000, as increased by One Dollar for each Dollar that Sublessee draws down more than $1,100,000. For illustration purposes only, if Sublessee draws down $1,750,000 from the Improvement Allowance, the Increased Letter of Credit Amount shall be equal to $2,000,000 (calculated as $1,350,000 plus $650,000 (the difference between the $1,750,000 drawn down under the Improvement Allowance by Sublessee and $1,100,000). In such event, the reductions in the Increased Letter of Credit Amount shall be calculated in accordance with Section 15.1.1 as follows:

Reduction Date (reduction effective as of the 1st day of the month indicated)	Letter of Credit Amount (prior to reduction)	Amount of Reduction		New Letter of Credit Amount (after giving effect to reduction)
13th month	$2,000,000	$370,000.00		$1,630,000.00
25th month	$1,630,000	$370,000.00		$1,260,000.00
37th month	$1,260,000.00	$370,000.00		$890,000.00
49th month	$890,000.00	$370,000.00	*	$600,000.00	*

*	Letter of Credit Amount cannot be less than $600,000, hence the applicable reduction would be reduced to $290,000.

F-1